United States of America

United States Patent and Trademark Office

Almco Plumbing

Reg. No. 7,293,734

Int. Cl.: 37

Service Mark

Principal Register

Almco Plumbing Inc. (CALIFORNIA CORPORATION)
6328 Quillan St
San Diego, CALIFORNIA 92111

CLASS 37: Plumbing services; plumbing repair; Plumbing contractor services; sewer and drain cleaning services

FIRST USE 3-20-2018; IN COMMERCE 3-20-2018

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT STYLE, SIZE OR COLOR

No claim is made to the exclusive right to use the following apart from the mark as shown: "PLUMBING"

SER. NO. 97-737,737, FILED 12-30-2022

Katherine Kelly Vidal

Director of the United States
Patent and Trademark Office

REQUIREMENTS TO MAINTAIN YOUR FEDERAL TRADEMARK REGISTRATION

WARNING: YOUR REGISTRATION WILL BE CANCELLED IF YOU DO NOT FILE THE DOCUMENTS BELOW DURING THE SPECIFIED TIME PERIODS.

Requirements in the First Ten Years*
What and When to File:

- ***First Filing Deadline:*** You must file a Declaration of Use (or Excusable Nonuse) between the 5th and 6th years after the registration date. See 15 U.S.C. §§1058, 1141k. If the declaration is accepted, the registration will continue in force for the remainder of the ten-year period, calculated from the registration date, unless cancelled by an order of the Commissioner for Trademarks or a federal court.

- ***Second Filing Deadline:*** You must file a Declaration of Use (or Excusable Nonuse) and an Application for Renewal between the 9th and 10th years after the registration date.* See 15 U.S.C. §1059.

Requirements in Successive Ten-Year Periods*
What and When to File:

- You must file a Declaration of Use (or Excusable Nonuse) and an Application for Renewal between every 9th and 10th-year period, calculated from the registration date.*

Grace Period Filings*

The above documents will be accepted as timely if filed within six months after the deadlines listed above with the payment of an additional fee.

***ATTENTION MADRID PROTOCOL REGISTRANTS:** The holder of an international registration with an extension of protection to the United States under the Madrid Protocol must timely file the Declarations of Use (or Excusable Nonuse) referenced above directly with the United States Patent and Trademark Office (USPTO). The time periods for filing are based on the U.S. registration date (not the international registration date). The deadlines and grace periods for the Declarations of Use (or Excusable Nonuse) are identical to those for nationally issued registrations. See 15 U.S.C. §§1058, 1141k. However, owners of international registrations do not file renewal applications at the USPTO. Instead, the holder must file a renewal of the underlying international registration at the International Bureau of the World Intellectual Property Organization, under Article 7 of the Madrid Protocol, before the expiration of each ten-year term of protection, calculated from the date of the international registration. See 15 U.S.C. §1141j. For more information and renewal forms for the international registration, see http://www.wipo.int/madrid/en/.

NOTE: Fees and requirements for maintaining registrations are subject to change. Please check the USPTO website for further information. With the exception of renewal applications for registered extensions of protection, you can file the registration maintenance documents referenced above online at http://www.uspto.gov.

NOTE: A courtesy e-mail reminder of USPTO maintenance filing deadlines will be sent to trademark owners/holders who authorize e-mail communication and maintain a current e-mail address with the USPTO. To ensure that e-mail is authorized and your address is current, please use the Trademark Electronic Application System (TEAS) Correspondence Address and Change of Owner Address Forms available at http://www.uspto.gov.